Exhibit 99.1

Anika Therapeutics Reports First-Quarter 2011 Financial Results

Orthobiologics Revenue Rises 16%

Anika S.r.l. Product Sales Grow 22%

BEDFORD, Mass.--(BUSINESS WIRE)--May 4, 2011--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing, and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the first quarter ended March 31, 2011.

Business Highlights

  First quarter orthobiologics revenue rises 16%, driven by strong U.S. sales of Orthovisc®
  Monovisc TM continues to perform well in Europe
  Anika S.r.l. product sales grow 22% year-over-year
  Revenue decreases year-over-year due to shipment delay

Revenue

Anika’s product revenue decreased 5.0% to $11.1 million for the first quarter of 2011, from $11.6 million in the first quarter of 2010. Total revenue for the first quarter of 2011 declined 5.8% to $11.7 million, from $12.5 million in the year-earlier quarter. During the first quarter, the Company experienced an equipment problem at its Woburn facility that delayed shipment at the end of March of approximately $1.4 million of ophthalmic products and Orthovisc. These products were shipped in April. Manufacturing operations resumed in April as well.

Product Gross Margin

Product gross margin for the first quarter of 2011 was 49.3%, compared with 56% in the first quarter of 2010. The reduction was primarily due to the loss of a batch of product as a result of the above described equipment problem.

Operating Expenses

Research and development expenses for the first quarter of 2011 were $1.5 million, compared with $1.9 million in the first quarter of 2010. The lower R&D spending was primarily due to timing of project spending, and spending is expected to increase modestly in future quarters. Selling, general and administrative expenses for the first quarter of 2011 were $4.0 million, compared with $4.3 million a year ago. The reduction in SG&A expenses was primarily due to delays in FDA approval of Monovisc and operational streamlining during the past 12 months, following the acquisition of Anika S.r.l.

Operating and Net Income

Operating income for the first quarter of 2011 was $557,000, compared with $1.2 million in the same period in 2010. Net income for the first quarter of 2011 was $324,000, or $0.02 per diluted share, compared with $714,000, or $0.05 per diluted share, in the first quarter of 2010. The Company’s tax rate for the first quarter of 2011 was 37.1%, versus 36.7% for 2010.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at March 31, 2011 increased to $29.1 million, compared with $28.2 million at December 31, 2010, as a result of positive cash flow from operations.

Management Commentary

“We began 2011 by making continued progress on our key goals for the year,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Products from Anika S.r.l. are performing better, as product sales increased by 22% compared to the first quarter of 2010, and we expect that business to be at a breakeven level by the end of the year. Domestically, demand for Orthovisc continues to be very strong, and our efforts to expand distribution internationally for Orthovisc and Monovisc are yielding positive results. In total, first-quarter Orthobiologics product sales were up 16% year-over-year. We continue to be optimistic about the prospects for FDA approval of Monovisc and our other products under review.”

“While the equipment problem was disappointing, we have addressed the issue, shipped the $1.4 million of delayed orders in April, and do not expect any negative revenue impact on 2011 results,” added Sherwood.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, May 5, 2011 at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 866-510-0705 (International callers dial 617-597-5363) and use the passcode 95070273. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l, provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in new areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements that may be identified by words such as "remains," "focus," "expect," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and do not constitute historical matters. These statements also include those relating to: (i) the expectation that Anika S.r.l will be breakeven by the end of the year, the success of efforts to expand distribution internationally for Orthovisc and Monovisc, fulfillment of delayed sales orders (resulting from the equipment problem at the Company’s Woburn facility), prospects for FDA approval of Monovisc and other products under review, and the timing of the completion of the transfer of manufacturing and shipping of Anika products to the Bedford facility. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks, uncertainties and other factors. The Company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application or timely file and receive FDA or other regulatory approvals or clearances of its products and Bedford facility, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the Company's research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the Company to allocate resources to products and in directions not presently contemplated, (vi) the Company’s ability to launch Monovisc in the U.S., if at all; (vii) our ability to obtain panel review of Monovisc through an Orthopedic Advisory Panel and the timing and results of such review; and (viii) the Company’s ability to successfully resolve the cause of the equipment failure at its Woburn facility and provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers.

Any delay in receiving any regulatory approvals or clearances may adversely affect the Company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company's existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for Orthovisc and Monovisc, will not be successful, (iii) new distribution arrangements will not result in meaningful sales of the Company's products, (iv) the Company’s distributors will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company's product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services could have a material adverse effect on our results of operations, or (viii) increased sales of the Company's products, including Orthovisc and Monovisc, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company's business and operations. Certain other factors that might cause the Company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as well as those described in the Company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
	Three Months Ended March 31,
	2011	2010
Product revenue	$11,060,159	$11,642,050
Licensing, milestone and contract revenue	677,520	824,037
Total revenue	11,737,679	12,466,087

Operating expenses:
Cost of product revenue	5,604,562	5,123,675
Research & development	1,532,664	1,875,644
Selling, general & administrative	4,043,774	4,288,978
Total operating expenses	11,181,000	11,288,297
Income from operations	556,679	1,177,790
Interest expense, net	(40,921)	(49,920)
Income before income taxes	515,758	1,127,870
Provision for income taxes	191,346	413,590
Net income	$324,412	$714,280

Basic net income per share:
Net income	$0.03	$0.06
Basic weighted average common shares outstanding	12,688,819	12,614,808
Diluted net income per share:
Net income	$0.02	$0.05
Diluted weighted average common shares outstanding	13,744,710	13,628,376

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	March 31,	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$29,078,810	$28,201,932
Accounts receivable, net of reserves of $30,000 at March 31, 2011 and December 31, 2010, respectively	12,488,036	14,819,868
Inventories	8,773,720	8,949,745
Current portion deferred income taxes	1,889,953	1,990,609
Prepaid expenses and other	2,802,001	2,360,182
Total current assets	55,032,520	56,322,336
Property and equipment, at cost	49,892,195	49,696,989
Less: accumulated depreciation	(13,112,503)	(12,715,595)
	36,779,692	36,981,394
Long-term deposits and other	471,644	776,993
Intangible assets, net	26,805,761	25,764,185
Goodwill	9,671,587	9,091,960
Total Assets	$128,761,204	$128,936,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,162,478	$9,694,355
Accrued expenses	4,568,102	5,375,585
Deferred revenue	2,706,810	2,700,000
Current portion of long-term debt	1,600,000	1,600,000
Total current liabilities	18,037,390	19,369,940
Other long-term liabilities	1,574,784	1,560,205
Long-term deferred revenue	4,724,995	5,399,995
Deferred tax liability	6,012,377	6,216,582
Long-term debt	10,800,000	11,200,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at March 31, 2011 and December 31, 2010	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,505,753 shares issued and outstanding at March 31, 2011 and 13,482,384 shares issued and outstanding at December 31, 2010	135,056	134,823
Additional paid-in-capital	62,164,763	61,817,558
Accumulated currency translation adjustment	(798,114)	(2,547,776)
Retained earnings	26,109,953	25,785,541
Total stockholders’ equity	87,611,658	85,190,146
Total Liabilities and Stockholders’ Equity	$128,761,204	$128,936,868

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin

	Quarter Ended March 31,
	2011	%	2010	%
Orthobiologics	$8,036,298	73%	$6,921,415	59%
Dermal	589,153	5%	886,208	8%
Ophthalmic	897,808	8%	2,584,458	22%
Surgical	1,113,728	10%	578,625	5%
Veterinary	423,172	4%	671,344	6%
Total Product Revenue	$11,060,159	100%	$11,642,050	100%

Product gross profit	$5,455,597		$6,518,375
Product gross margin	49%		56%

	Quarter Ended March 31,
	2011	%	2010	%
Geographic Location:
United States	$8,343,114	76%	$8,335,427	72%
Europe	2,033,198	18%	2,613,727	22%
Other	683,847	6%	692,896	6%
Total Product Revenue	$11,060,159	100%	$11,642,050	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO, 781-457-9000
or
Kevin W. Quinlan, CFO, 781-457-9000